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                                                                    EXHIBIT 12

                             LDM Technologies, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                     (thousands of dollars, except ratios)


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
                                                                                     Years ended September
                                                                --------------------------------------------------------------
                                                                                      Audited                        Pro Forma
                                                                 1993       1994       1995       1996       1997       1997
                                                                --------------------------------------------------------------
Earnings available for fixed charges:

  Income from continuing operations before income
  taxes, minority interest and extraordinary item               $ 4,490    $ 6,559    $11,537    $ 5,108    $ 5,009    $ 5,928

  Interest, including amortization of debt issuance cost            779      2,144      3,340      4,060     11,076     14,061

  Less, interest capitalized during the year                                             (162)      (780)      (312)      (312)

  Amortization of capitalized interest                                                                16         84         84

  Portion of operating lease rentals deemed to be interest          275        450        650        600        701        739
                                                                --------------------------------------------------------------

     Total earnings available for fixed charges:                $ 5,544    $ 9,153    $15,365    $ 9,004    $16,558    $20,500
                                                                ==============================================================
Fixed charges:

  Interest, including amortization of debt issuance cost        $   779    $ 2,144    $ 3,340    $ 4,060    $11,076    $14,061

  Portion of operating lease rentals deemed to be interest          275        450        650        600        701        739
                                                                --------------------------------------------------------------

    Total fixed charges                                         $ 1,054    $ 2,594    $ 3,990    $ 4,660    $11,777    $14,800
                                                                ==============================================================

Ratio of earnings to fixed charges                                  5.3        3.5        3.9        1.9        1.4        1.4
                                                                ==============================================================
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